Contact:  William W. Galvin
                                                               203 / 618 9800

        SEA CONTAINERS ANNOUNCES REDEMPTION OF 13% SENIOR NOTES DUE 2006

Hamilton, Bermuda, May 26, 2005 -- Sea Containers Ltd. (NYSE: SCRA and SCRB, http://www.seacontainers.com ), marine container lessor, passenger and freight transport operator, and leisure industry investor, today announced that it is exercising its right to redeem all of its outstanding 13% Senior Notes due 2006 in the aggregate principal amount of $22,475,000. The 13% Senior Notes are listed on the New York Stock Exchange under the symbol SCR.J06 (CUSIP No. 811371 AL 7).

The redemption date will be July 1, 2005. Holders of the 13% Senior Notes will be entitled to $1,000 per $1,000 principal amount on the 13% Senior Notes. The semi-annual installment of interest due on July 1, 2005 will be paid separately in the usual manner. The applicable redemption price is payable on the presentation and surrender of Note certificates at the office of The Bank of New York at the following address:


By Hand or Overnight Mail:                    By Registered or Certified Mail:
The Bank of New York                          The Bank of New York
111 Sanders Creek Parkway                     P. O. Box 396
East Syracuse, NY 13057                       East Syracuse, NY 13057

To Confirm by Telephone or
for Information Call: (800) 548-5075